FORM 3



                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1.   Name and Address of Reporting Person*


     Reid                            Gregory                 A.
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   (Last)                            (First)              (Middle)

     10990 Roe Avenue
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                                    (Street)

     Overland Park,                    KS                   66211
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

     10/26/00
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

     Yellow Corporation (YELL)
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5.   Relationship of Reporting Person to Issuer
               (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

          Senior Vice President
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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More Than One Reporting Person

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             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).


              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Securities                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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Employee Stock Option    1/27/98    1/26/07      Common Stock              5625              17.00             D
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Employee Stock Option    1/27/99    1/26/07      Common Stock              5625              17.00             D
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Employee Stock Option    1/27/00    1/26/07      Common Stock              5625              17.00             D
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Employee Stock Option    1/27/01    1/26/07      Common Stock              5625              17.00             D
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Employee Stock Option    7/15/98    7/14/07      Common Stock              3750              24.05             D
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Employee Stock Option    7/15/99    7/14/07      Common Stock              3750              24.05             D
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Employee Stock Option    7/15/00    7/14/07      Common Stock              3750              24.05             D
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Employee Stock Option    7/15/01    7/14/07      Common Stock              3750              24.05             D
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Employee Stock Option    7/16/99    7/15/08      Common Stock              2500             17.5313            D
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Employee Stock Option    7/16/00    7/15/08      Common Stock              2500             17.5313            D
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Employee Stock Option    7/16/01    7/15/08      Common Stock              2500             17.5313            D
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Employee Stock Option    7/16/02    7/15/08      Common Stock              2500             17.5313            D
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Employee Stock Option    8/31/00    8/30/09      Common Stock               500             15.875             D
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Employee Stock Option    8/31/01    8/30/09      Common Stock               500             15.875             D
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Employee Stock Option    8/31/02    8/30/09      Common Stock               500             15.875             D
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Employee Stock Option    8/31/03    8/30/09      Common Stock               500             15.875             D
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Employee Stock Option    10/25/01   10/24/10     Common Stock              5000             15.875             D
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Employee Stock Option    10/25/02   10/24/10     Common Stock              5000             15.875             D
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Employee Stock Option    10/25/03   10/24/10     Common Stock              5000             15.875             D
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Employee Stock Option    10/25/04   10/24/10     Common Stock              5000             15.875             D
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Explanation of Responses:


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

            /s/ Gregory A. Reid                10/30/00
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      Signature of Reporting Person(1)           Date



Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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                           (Print or Type Responses)